Exhibit 10.2

CHANGE ORDER FORM
Additional Building Utility Tie-in Packages and Fire and Gas Modifications

PROJECT NAME: Sabine Pass LNG Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: November 11, 2011	CHANGE ORDER NUMBER: CO-00041 DATE OF CHANGE ORDER: April 9, 2015

The Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary)

1.
Parties agree Bechtel will provide engineering for utility tie-in packages for three (3) new buildings being constructed in the Existing Facility: Maintenance Building, Warehouse Building, and RTFC (Fire House) Building. The procuring, construction, and tie-ins for these buildings will be done by SPL.

2.	Parties agree Bechtel will require vendors to use Mobil brand oil for compressor oil flushing and first fill.

3.
Parties agree Bechtel will modify the current design to ensure the Regasification Area fire and gas system is separated from the Liquefaction Area control and that the Operators Work Station is separated from the Stage 3 workstation. Additionally, the operation interface of the fire and gas system will require enhancements. Additional details include:

a.	Relocation of the existing Regasification S3 Work Station to the northwest corner of the control room or downstairs room in the control building.

b.	Addition of three (3) Modbus gateway converters to be installed in the three (3) existing Stage 1 EQP panels located in the substations.

c.	Addition of three (3) Modbus gateway converters to be installed in the three (3) existing Regasification EQP panels located on the East Jetty, West Jetty, and Building A-213.

d.
Addition of one (1) fiber optic to Ethernet switch to be installed in existing telecommunication cabinet located in the telecommunication room of the control building. This switch shall be capable of supporting three (3) inputs from each of the following areas: Regasification, Stage 1, Stage 2, and Stage 3 (total of twelve (12).

e.	Addition of six (6) fiber optic serial converters to be located in the Control Building.

f.	All interface wiring/cabling including fiber optics and jumpers from the above-listed items. The fiber cable used for this change will eliminate or reduce the 20% spare fiber optic cable capacity.

g.	Changes to the system configuration so that the graphic and alarms can be accessed from HMI in other areas.

4.	Exhibit A shows the layout of the changes noted above.

5.	The overall cost breakdown for this Change Order is detailed in Exhibit B.

6.	Schedule C-1 (Milestone Payment Schedule) of Attachment C of the Agreement will be amended by including the milestone(s) listed in Exhibit C of this Change Order.

Adjustment to Contract Price

The original Contract Price was	$3,900,000,000
Net change by previously authorized Change Orders (#0001-00040)	$211,278,725
The Contract Price prior to this Change Order was	$4,111,278,725
The Contract Price will be (increased) by this Change Order in the amount of	$556,218
The new Contract Price including this Change Order will be	$4,111,834,943

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified): No impact to Project Schedule.

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Adjustment to Payment Schedule: Yes. See Exhibits B and C

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials:
/s/ JJ Contractor /s/ EL Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ JT Jackson
Owner	Contractor
Ed Lehotsky	JT Jackson
Name	Name
VP LNG Projects	Sr. Vice President
Title	Title
May 7, 2015	April 9, 2015
Date of Signing	Date of Signing